Exhibit 99.1

NUTEX HEALTH ANNOUNCES THE APPOINTMENT OF JOSHUA DETILLIO AS ITS NEW

CHIEF OPERATING OFFICER

HOUSTON, TX – September 5, 2023 – Nutex Health Inc. (“Nutex Health” or the “Company”) (NASDAQ: NUTX), a physician-led, technology-enabled integrated healthcare delivery system comprised of 22 state-of-the-art micro hospitals in 8 states and primary care-centric, risk-bearing physician networks, today announced the appointment of Joshua DeTillio as the Company’s Chief Operating Officer effective on or about October 2, 2023.

Mr. DeTillio is an experienced healthcare leader with over 20 years of hospital experience and 12 years as a CEO in investor-owned, publicly traded companies. He has demonstrated success in collaborating with and leading boards and physicians to drive growth, improve culture, and deliver results on stated metrics in highly competitive markets.

Among his many successes, Mr. DeTillio most recently served as Chief Executive Officer at Bravera Health, owned by Community Health Systems, where he recruited several new physicians to the Medical Group, including three General Surgeons, a Vascular Surgeon, three in-market Orthopedic Surgeons, and four primary care providers. He contributed to overall market share growth of 4.3% from 2021 to 2022 as a result of ED, EMS, surgical, and service line growth.

From 2018-2021 Mr. DeTillio served as Chief Executive Officer at Palms West Hospital and The Children’s Hospital at Palms West, HCA, where he helped drive significant volume growth from 2018 to 2020 (Robotic Surgery - 25.8%, Deliveries – 10.2%, NICU – 26.8%). In his time there from 2019 to 2020, the EBITDA adjusted growth was 10.7%, with a margin increase from 19.9% to 22.4%, as well as being 12.4% ahead of budget on the 2021 EBITDA.

Prior to 2018, Mr. DeTillio served as the CAO at Gulf Coast Medical Center where he led a team of 3,588 employees, 710 physicians, and over 600 volunteers, with an annual budget of over $600M.

Other accomplishments include serving as the COO at St. Mary’s Medical Center and Palm Beach Children’s Hospital, COO at North Shore Medical Center, Associate Administrator at Aventura Hospital and Medical Center, Administrative Fellow at Cedars Medical Center, and a Field Artillery Officer in the United States Army.

Mr. DeTillio holds a BS from the Unites States Military Academy at West Point, an MBA from Vanderbilt University, Owen Graduate School of Management, and a Master of Public Health from Harvard University, Harvard Chan School of Public Health.

“Nutex has accomplished so much to date and has a very bright future ahead with the disruption and changing marketplace in healthcare. I'm looking forward to being a part of the journey and to add value along the way,” stated Josh DeTillio, FACHE, MBA, Chief Operating Officer of Nutex Health.

“On behalf of the Board and the entire team, it is with great pleasure that we announce the appointment of our new Chief Operating Officer, Josh DeTillio, who brings a wealth of experience in driving revenue growth and operational efficiency to the Company,” stated Tom Vo, M.D., MBA, Chairman and Chief Executive Officer of Nutex Health.

“Josh is an exceptional business leader and has demonstrated the ability to grow and manage hospital systems, develop talented leaders and help hospitals transform, all while delivering strong financial results.  We look forward to working with him on driving efficient and profitable growth for many years to come,” stated Warren Hosseinion, M.D., President of Nutex Health.

About Nutex Health Inc.

Headquartered in Houston, Texas and founded in 2011, Nutex Health Inc. (NASDAQ: NUTX) is a healthcare management and operations company with two divisions: a Hospital Division and a Population Health Management Division.

The Hospital Division owns, develops and operates innovative health care models, including micro-hospitals, specialty hospitals, and hospital outpatient departments (HOPDs). This division owns and operates 22 facilities in 8 states.

The Population Health Management division owns and operates provider networks such as Independent Physician Associations (IPAs). Through our Management Services Organization (MSO), we provide management, administrative and other support services to our affiliated hospitals and physician groups. Our cloud-based proprietary technology platform aggregates clinical and claims data across multiple settings, information systems and sources to create a holistic view of patients and providers, allowing us to deliver greater quality care more efficiently.

Forward-Looking Statements

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. When used in this press release, the words or phrases “will”, “will likely result,” “expected to,” “will continue,” “anticipated,” “estimate,” “projected,” “intend,” “goal,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, many of which are beyond the control of the Company. Such uncertainties and risks include, but are not limited to, our ability to successfully execute our growth strategy, changes in laws or regulations, including the interim final and final rules implemented under the No Surprises Act , economic conditions, dependence on management, dilution to stockholders, lack of capital, the effects of rapid growth upon the Company and the ability of management to effectively respond to the growth and demand for products and services of the Company, newly developing technologies, the Company’s ability to compete, conflicts of interest in related party transactions, regulatory matters, protection of technology, lack of industry standards, the effects of competition and the ability of the Company to obtain future financing. An extensive list of factors that can affect future results are discussed in the Current Report on Form 10-Q for the period ended March 31, 2023 under the heading “Risk Factors” in Part I, Item IA thereof, and other documents filed from time to time with the Securities and Exchange Commission. Such factors could materially adversely affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed within this press release.

FOR ADDITIONAL INFORMATION:

Nutex Health, Inc.

Investor Relations & Media Contact

Jennifer Smith Rodriguez

jsmith@nutexhealth.com